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Exhibit 99

                                                                 PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
      NET INCOME AND RESULTS FOR THE THIRD QUARTER OF FISCAL 2010

Red Bank, N.J. August 13, 2010 -- North European Oil Royalty Trust (NYSE-NRT) reported the net income and results for the third quarter of fiscal 2010 which appear below compared with the third quarter of fiscal 2009.

                            3rd Fiscal Qtr.   3rd Fiscal Qtr.    Percentage
                            Ended 7/31/2010   Ended 7/31/2009      Change
                            ---------------   ---------------    ----------
German Royalties Received     $4,482,847         $5,466,337       -17.99%
Net Income                    $4,316,443         $5,243,544       -17.68%
Net Income per Unit             $0.47              $0.57          -17.54%
Distribution per Unit           $0.47              $0.58          -18.97%

Net income in the third quarter of 2010 was lower than the third quarter of 2009 due to the lower average Euro/dollar exchange rates and, to a lesser extent, declines in gas sales compared to the prior year's equivalent quarter. Gas prices were mixed. The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession. Relevant details are shown below.

                            3rd Fiscal Qtr.   3rd Fiscal Qtr.    Percentage
                            Ended 7/31/2010   Ended 7/31/2009      Change
                            ---------------   ---------------    ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)              11.770            12.290            - 4.23%
Gas Prices (Ecents/Kwh)(2)      1.9666            1.8579            + 5.85%
Gas Prices ($/Mcf)(3)           $ 7.08            $ 7.52            - 5.85%
Average Exchange Rate (4)       1.2522            1.4060            -10.94%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 30.131            31.205            - 3.44%
Gas Prices (Ecents/Kwh)         2.1186            2.1681            - 2.28%
Gas Prices ($/Mcf)              $ 7.49            $ 8.48            -11.67%
Average Exchange Rate           1.2596            1.3946            - 9.68%


    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Dollars per thousand cubic feet
    (4) Based on average exchange rates of cumulative royalty transfers




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Compared to the prior year, Trust expenses for the third quarter of fiscal
2010 decreased 24.45% to $169,228 from $223,984 in the third quarter of fiscal 2009 due to reduced Trustee fees as specified in the Trust Agreement and reduced work needed on the legal issues raised as a result of the examination of the German operating companies' royalty payments. For the quarter just ended, Trust interest income remained at relatively minimal amounts due to the low interest rates applicable during the period and the reduced funds available for investment.

Net income for the first nine months of fiscal 2010 was lower than the first nine months of fiscal 2009 due primarily to a substantial decline in gas prices and a moderate decline in gas sales under both the Mobil and OEG Agreements. The average Euro/dollar exchange rate for the comparable periods was virtually flat. The comparison of the relevant periods is shown below.

                              Nine Months        Nine Months       Percentage
                            Ended 7/31/2010    Ended 7/31/2009      Change
                            ---------------    ---------------    ----------

German Royalties Received     $14,303,305        $25,072,153       -42.95%
Net Income                    $13,551,435        $24,212,913       -44.03%
Net Income per Unit              $1.47              $2.63          -44.11%
Distribution per Unit            $1.48              $2.63          -43.73%

The previously declared distribution of 47 cents per unit will be paid on August 25, 2010 to owners of record as of August 13, 2010. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.